Please see attached Press Release for information regarding the Jardine Fleming China Region Fund, Inc.'s announcement of the Board of
Director's decision to present a proposal for the Fund's liquidation at the Annual General Meeting of Shareholders.



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             JARDINE FLEMING CHINA REGION FUND, INC.

     Jardine Fleming China Region Fund, Inc. Announces Board of Director's Decision to Present Proposal for Fund's
      Liquidation at Annual General Meeting of Shareholders

WILMINGTON, DELAWARE, February 12, 2003 - The Jardine Fleming China Region Fund, Inc. (the "Fund") announces that the Board of Directors today unanimously adopted a resolution declaring that the dissolution of the Fund is advisable. A proposal will be presented to shareholders at the Fund's annual general meeting (currently scheduled for May 8, 2003) to approve a plan for the liquidation of the Fund. If the proposal is approved by shareholders and if all other conditions contained in the plan of liquidation are satisfied, the Fund will cease doing business, all of its assets will be liquidated, the Fund's liabilities will be paid and the Fund's remaining assets will be distributed to shareholders in one or more payments.

The Fund will distribute written information about this proposal to shareholders in advance of the annual meeting, and shareholders should carefully consider these materials in deciding how to vote on the proposal.

The Jardine Fleming China Region Fund, Inc., a closed-end investment company, is managed by JF International Management, Inc., an indirect subsidiary of JPMorgan Chase. The Fund's shares are traded on the New York Stock Exchange under the symbol JFC.

For further information please contact Joanne Bennick at 302-791-
1439 or Julian Reid at 011- 44-7585-2536.

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                          SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          JARDINE FLEMING CHINA REGION FUND, INC.

                          /s/Lisa M. King
                          Lisa M. King, Assistant Secretary

Date:  February 12, 2003